Memorandum of Understanding

April 9, 2005

Between id-Confirm, Inc. and Aeros Aviation, LLC

Whereas, id-Confirm, Inc. (IDCO) of Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400 and Aeros Aviation LLC (Aeros) of P.O. Box 1574 McKinney, Texas 75070 mutually desire IDCO to acquire certain assets of Aeros Aviation LLC.

This Memorandum of Understanding (MOU) is therefore entered into this 9th day of April, 2005.

It is expressly agreed between IDCO and Aeros that this Memorandum of Understanding supersedes any other Letter of Intent or Memorandum of Understanding between the parties regarding any acquisition of assets of Aeros by IDCO.

1.)        IDCO is a publicly traded company with 50,200,000 shares outstanding and a closing market price of $1.68 per share as of the date of this MOU.

2.)        Aeros is a privately-owned entity. Aeros possesses certain intellectual property and business acumen that IDCO desires to own. The transaction is contemplated by this MOU is that Aeros will purvey, in bulk all its biometric knowledge and assets, including patents, patents pending, and rights and patents to the TouchStar and Mini-TouchStar products to IDCO. A Definitive Agreement will more fully set forth the exact property to be conveyed to IDCO.

3.)        IDCO will acquire the items set forth in 2.) above in exchange for stock options for 300,000 shares of IDCO, exercisable at $1.00 per share for a period of five (5) years from their date of issuance. One-third (1/3rd) of the options shall be immediately exercisable, one-third (1/3rd) shall be exercisable upon completion of the next annual meeting of IDCO, and one-third (1/3rd) on January 2, 2006.

4.)        Time is of the essence in this matter and both parties hereto recognize that as a factor in consummating the transaction. Therefore, both parties will expeditiously complete the requirements necessary to final closing at as early a date as reasonably possible. Closing is contemplated no later than April 22, 2005.

5.)	Each party will bear its own expenses in this matter.

6.)        Matters of legal interpretation in this MOU and any documents to consummate the transaction will be governed by Colorado law.

7.)        Any disputes or legal resolutions resulting from this MOU shall be governed by the laws of the State of Colorado and be adjusted in either the State or Federal Courts in Colorado.

8.)        Both parties agree that this is a MOU and subject to a more formal document prior to closing.

9.)           Both parties recognize the fact that IDCO is a public entity and will, of necessity to meet full disclosure provisions of various laws and agencies, have to expeditiously release an announcement of this MOU. Both parties will have editorial approval rights of such a release, recognizing that final review by IDCO legal counsel of such release will be required.

This Memorandum of Understanding is executed as of the first date written above.

id-Confirm, Inc. /s/ Ronald N. Baird Ronald N. Baird President	Aeros Aviation LLC /s/ Andrew Eros Andrew Eros Managing Member